Contact:	Stephen H. Gordon David S. DePillo	Chairman & CEO Vice Chairman, President & COO	Telephone: (949) 585-7500 Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES NEW DIRECTOR
APPOINTMENT AT BANK SUBSIDIARY

Irvine, CA – March 30, 2005 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today that Carlton Lofgren was appointed to the Board of Directors of Commercial Capital Bank (the “Bank”), the Company’s bank subsidiary, effective March 24, 2005. Mr. Lofgren was an initial shareholder and charter member of the board of directors of Mission Savings and Loan, which was acquired by the Company in January 2000. Mr. Lofgren currently serves as President and Chairman of the Board of McAnally Family Farm, Inc.

Mr. Lofgren received a Bachelor’s Degree from La Sierra University, where he now serves as a member of the La Sierra University Foundation. Mr. Lofgren graduated from the School of Dentistry at Loma Linda University, where he currently serves as a member of the Board of Trustees. Mr. Lofgren practiced dentistry in Riverside, California until 1971, when he started his career as Vice President for McAnally Enterprise, an agricultural business headquartered in Yucaipa, California. During his tenure at McAnally Enterprise, Mr. Lofgren became President in 1992 and Chairman of the Board in 1998, at which time the company operated in three western states with 500 employees and $50,000,000 in revenue.

Stephen H. Gordon, Chairman and Chief Executive Officer commented, “We are pleased with the addition of Carlton to the Bank’s Board of Directors. The Bank’s Board, and subsequently the Bank, will benefit from his participation, with his vast experience and deep ties to communities in the Inland Empire, where he has resided for 37 years. Carlton has achieved success, first as a dentist and later as a senior executive in agribusiness, and now shares that success through his various memberships and advisory positions.” Gordon continued, “Carlton has been a long-term shareholder and vocal supporter of the Bank and Company, from his initial investment in Mission Saving, to this day with his significant holdings of the Company’s stock, currently owning approximately 260,000 shares.”

At December 31, 2004, the Company had total assets of $5.02 billion, and total deposits of $2.26 billion. Commercial Capital Bank, the Company’s bank subsidiary, operates banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Beverly Hills, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine, Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar San Diego (San Diego County), and San Mateo (San Mateo County), and lending offices, located in Corte Madera, San Mateo, Oakland, Encino, Glendale, West Los Angeles, El Segundo, Irvine, Riverside, and La Jolla, California, with plans to open a banking office in Newport Coast, California in mid-2005. The Company was the 3rd largest multi-family lender in California during the 12 months ended December 31, 2004 (source: Dataquick Information Systems) and the Bank was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended December 31, 2004 (source: www.fdic.gov). TIMCOR Exchange Corporation, the Company’s 1031-exchange accommodator subsidiary, is a leading “qualified intermediary” and facilitates exchange transactions nationwide, through its headquarters in Los Angeles, California and offices located in Texas and Florida.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.